February 14, 2019	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth-Quarter and Full-Year 2018 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its fourth quarter and full year, both ending December 31, 2018.

Fourth-Quarter and Full-Year Highlights
•Fourth-quarter 2018 GAAP earnings per diluted share were $0.77, compared with $0.06 in 2017. 2018 results include net after-tax charges of $0.07 per diluted share, related to restructuring activities, acquisitions, and certain other charges which were partially offset by non-base income tax benefits related to foreign tax credit valuation allowance releases and other non-base tax adjustments. Prior-year results included a net after-tax charge of $0.67 per diluted share mostly due to the impact of the 2017 U.S. Tax Cuts and Jobs Act, as well as restructuring expenses, acquisition costs and other one-time items. Full-year 2018 GAAP earnings per diluted share were $3.10, compared to $1.74 in 2017. Sonoco previously provided GAAP earnings guidance of $0.75 to $0.85 and $3.09 to $3.19 per diluted share for the fourth quarter and full year, respectively.
•Base net income attributable to Sonoco (base earnings) for the quarter was $0.84 per diluted share, compared with $0.72 in 2017. Full-year 2018 base earnings per diluted share were $3.37, compared to $2.79 in 2017. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
•Fourth-quarter 2018 net sales grew to $1.36 billion, up 4.4 percent, from $1.30 billion in 2017. Full-year 2018 net sales grew 7.0 percent to a record $5.39 billion, compared to $5.04 billion in 2017.
•Full-year cash flow from operations was $589.9 million for 2018, compared with $348.3 million in 2017. Free cash flow was $260.2 million, compared with $11.5 million in 2017. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•During the fourth quarter, Sonoco purchased the remaining 70 percent interest in the Conitex Sonoco joint venture as well as a previously unowned composite can operation in Spain from Texpack, Inc., for total consideration of approximately $145 million. Also, Sonoco acquired an additional 19 percent interest in its Sonoco Asia, LLC, joint venture from PFE Hong Kong Limited for $35 million. This increased Sonoco's ownership of Sonoco Asia, LLC to approximately 99 percent.

First-Quarter and Full-Year 2019 Guidance
•Base earnings for the first quarter of 2019 are estimated to be in the range of $0.77 to $0.83 per diluted share, compared to $0.74 per diluted share in the first quarter of 2018.

•As previously reported, full-year 2019 base earnings are expected to be $3.47 to $3.57 per diluted share, with a projected midpoint of $3.52 per diluted share. This estimate does not reflect the adoption of the new lease accounting standard that took effect January 1, 2019. Additionally, beginning January 1, 2019, the Company excludes non-operating components of net pension expense from base earnings. In 2019, these charges are expected to total approximately $16 million, before the effect of income taxes. In 2018, base earnings included non-operating components of net pension expense totaling $0.2 million, before the effect of income taxes.
•Full-year 2019 operating cash flow and free cash flow are expected to be in a range of $600 million to $620 million and $225 million and $245 million, respectively.

Note: First-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition-related costs, certain income tax related events and other items. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments
Commenting on the Company’s full-year and fourth-quarter GAAP and base results, Sonoco President and Chief Executive Officer Rob Tiede said, "Despite hurricanes, accelerating inflation, tariffs and disappointing performance in our Consumer Packaging segment, Sonoco produced record top-line, bottom-line, and cash flow results in 2018. This performance demonstrates how our strong, diversified business mix has allowed us to produce consistent earnings improvement over the past several years."

"In the fourth quarter, net sales grew approximately 4.4 percent and bottom-line results (base net income attributable to Sonoco) improved by more than 15.4 percent compared to last year. However, results for the fourth quarter were choppy as a strong performance in our Paper and Industrial Converted Products, and Display and Packaging segments were offset by a disappointing performance in the Consumer Packaging segment. Overall, earnings in the fourth quarter benefited from a positive price/cost relationship, acquisitions and a lower effective tax rate compared to the prior year, which were partially offset by negative productivity, higher operating costs and lower volume/mix."

"Our Paper and Industrial Converted Products segment produced another solid quarter as net sales grew 8.8 percent and operating profit expanded 22.6 percent over the prior year's quarter, reflecting a positive price/cost relationship, earnings from the recently completed Conitex acquisition, and proceeds from business interruption insurance. These benefits were partially offset by lower productivity and modestly lower volume/mix. Net sales in our Consumer Packaging segment improved 3.6 percent over the prior year's quarter, while operating profit declined 34.7 percent primarily due to weak results in our rigid plastics and flexible packaging businesses driven by negative productivity, lower volume/mix and higher operating costs."

"Our Display and Packaging segment produced its strongest quarterly operating profit in a decade, benefiting from strong domestic display volume, productivity improvements, a positive price/cost relationship and the exit from an under-performing arrangement to operate a large pack center near Atlanta at the end of the third quarter. Finally, results in our Protective Solutions segment declined slightly from the previous year as higher operating costs offset a modest improvement in volume/mix."

Fourth-Quarter Review
Net sales for the fourth quarter were $1.4 billion, an increase of $56.6 million, or 4.4 percent, from last year’s quarter. The improvement reflects sales added by acquisitions and higher selling prices implemented to recover rising raw material, freight and other operating costs, which were partially offset by the negative impact of foreign exchange and lower volume primarily in the Consumer Packaging and Paper and Industrial Converted Products segments.

GAAP net income attributable to Sonoco in the fourth quarter was $77.7 million, or $0.77 per diluted share, an increase of $72.0 million, compared with $5.7 million, or $0.06 per diluted share, in 2017. Base earnings in the fourth quarter were $84.8 million, or $0.84 per diluted share, an increase of $11.3 million, compared with $73.4 million, or $0.72 per diluted share, in 2017. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Fourth-quarter GAAP earnings include after-tax charges of $18.8 million, or $0.19 per diluted share, due to restructuring expenses and acquisition costs. These charges were partially offset by non-base income tax benefits totaling $11.6 million, or $0.11 per diluted share, related to foreign tax credit valuation allowance releases and other non-base tax adjustments. In total these items net to an after-tax charge of $7.1 million, or $0.07 per diluted share. In the fourth quarter of 2017, GAAP earnings included charges totaling $67.8 million or $0.67 per diluted share, after tax, related to the 2017 U.S. Tax Cuts and Jobs Act as well as restructuring activities, acquisitions and other items.

Gross profits were $254.3 million in the fourth quarter, an increase of $9.9 million or 4.0 percent, compared with $244.4 million in the same period in 2017. Gross profit as a percentage of sales was essentially flat at 18.8 percent. Fourth-quarter selling, general and administrative expenses increased $20.7 million from the prior year to $148.8 million. This increase was largely driven by the inclusion of acquired businesses and wage inflation.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth-quarter 2018 sales for the segment were $573.9 million, compared with $554.2 million in 2017. Segment operating profit was $43.7 million in the fourth quarter, compared with $67.0 million in the same quarter of 2017.

Segment sales increased 3.6 percent compared to the prior-year quarter due to acquisitions and higher selling prices implemented to recover higher raw material, freight and other costs, which were partially offset by lower volume/mix and the negative impact of foreign exchange. Segment operating profit declined 34.7 percent compared to the prior-year quarter as lower volume/mix across rigid plastics and flexible packaging not only negatively impacted revenue, but also resulted in significant shop floor inefficiencies and higher per-unit operating costs. Volume/mix in composite cans was essentially flat as international growth offset modest declines in North America. Overall, segment operating margin declined 447 basis points to 7.6 percent. The Company is in the process of refocusing certain plastics and flexible packaging operations and is optimistic that it will improve manufacturing performance and better leverage the fixed cost profile.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth-quarter 2018 sales for this segment were $141.2 million, compared with $142.4 million in 2017. The segment reported an operating profit of $8.4 million in the current quarter, compared with an operating loss of $4.1 million in the prior year.

Sales were essentially flat compared to last year’s quarter as volume growth in domestic displays and higher selling prices nearly offset reduced revenue from exiting the Atlanta pack center contract at the end of the third quarter 2018 and the negative impact of foreign exchange. Segment operating profit improved $12.5 million on the non-recurrence of operating losses at the Atlanta pack center, which the company exited at the end of the third quarter of 2018, as well as strong volume growth in domestic displays, improved productivity, and a positive price/cost relationship.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cores and cones; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Fourth-quarter 2018 sales for the segment were $512.4 million, up from $471.1 million in 2017. Segment operating profit was $55.9 million in the fourth quarter, compared with $45.6 million in 2017.

Segment sales grew 8.8 percent during the quarter due primarily to the Conitex acquisition and higher selling prices implemented to recover higher freight and other operating inflation, which more than offset the negative impact of foreign exchange and lower volume/mix. Segment operating profit improved 22.6 percent over the prior year's quarter due to a positive price/cost relationship, including continued improvement in the Company's corrugating medium operations, business interruption gains related to losses caused by Hurricane Florence in the third quarter, and earnings from the Conitex acquisition.  These positive factors were partially offset by negative manufacturing productivity and modestly lower volume/mix in global paper and tube and core operations. Segment operating margin improved 123 basis points to 10.9 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Fourth-quarter 2018 sales were $128.0 million, down 2.4 percent from 2017. Operating profit was $8.2 million, compared with $9.1 million in the fourth quarter of 2017.

This segment’s sales declined 2.4 percent from the prior-year's quarter due primarily to the negative impact of foreign exchange. Volume/mix was slightly positive as growth in temperature-assured packaging and automotive components more than offset volume declines in consumer molded and fiber-based protective packaging. Segment operating profit declined 10.2 percent in the quarter due to inflation and other operating cost increases. Segment operating margin was 6.4 percent for the quarter, down from 6.9 percent in the prior year.

Corporate/Tax
Net interest expense for the fourth quarter of 2018 increased to $15.2 million, compared with $14.2 million during the same period in 2017, primarily due to higher interest rates, partially offset by reduced borrowings. The 2018 fourth-quarter effective tax rates on GAAP and base earnings were 3.9 percent and 17.8 percent, respectively, compared with 94.6 percent and 29.4 percent, respectively, in the prior year’s quarter. The year-over-year decrease in both GAAP and base effective tax rates was driven by the U.S. Tax Cuts and Jobs Act (Tax Act). This includes the decrease in the U.S. Federal income tax rate from 35 percent to 21 percent, as well as other tax rate implications from the Tax Act. The lower GAAP tax rate for both the fourth-quarter and full-year of 2018 is driven by the release of a valuation allowance on foreign tax credits of $16.1 million and the absence of the 2017 one-time toll charge of $76.9 million, as well as other 2017 effects from the Tax Act.

2018 Full-Year Results
2018 net sales were $5.39 billion, up $354.3 million, compared with $5.04 billion in 2017. Sales grew 7.0 percent for the year due to acquisitions; higher selling prices implemented to recover rising material, freight and operating costs; and modest volume/mix growth.

GAAP net income attributable to Sonoco for 2018 was $313.6 million or $3.10 per diluted share, compared with $175.3 million or $1.74 per diluted share in 2017. GAAP earnings in 2018 included after-tax charges totaling $27.1 million, or $0.27 per diluted share, largely related to restructuring and asset impairment charges, acquisition costs and the effect of income tax rate changes on deferred tax items. GAAP earnings in 2017 were impacted $1.06 per diluted share, after tax, due primarily to the impact of the Tax Act as well as restructuring expenses, acquisition costs and other one-time items.

Base earnings in 2018 were $340.6 million, or $3.37 per diluted share, compared with $281.8 million, or $2.79 per diluted share, in 2017, a 20.9 percent and 20.7 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) 2018 gross profit was a record $1,041.0 million, compared with $958.7 million in 2017. Gross profit as a percentage of sales in 2018 was 19.3 percent, compared with 19.0 percent in 2017. GAAP selling, general and administrative expenses increased $55.5 million driven by acquisitions and increased management incentives. Base operating profit for 2018 increased 6.4 percent to $491.8 million due primarily to a positive price/cost relationship and acquisitions.

2018 Cash Flow and Free Cash Flow
For 2018, cash generated from operations was $589.9 million compared with $348.3 million in 2017, an increase of $241.6 million. In addition to the $137.3 million increase in GAAP net income, operational cash flow also benefited from the following described changes. Benefit plan contributions net of non-cash benefit plan expenses decreased $39.6 million year over year. While both non-cash pension plan expense and pension plan contributions declined year over year, the decline in cash contributions was more significant. Working capital provided $27.7 million in 2018 compared to consuming $55.6 million in 2017. This $83.3 million increased provision of cash is primarily due to higher cash flows from accounts receivable in 2018 due primarily to improved collection efforts throughout the year. Additionally, inventory consumed more cash in 2017 due to pre-buying certain raw materials at the end of 2017 in anticipation of upcoming price increases.

Changes in accrued expenses provided $33.8 million more operating cash in 2018 compared to 2017. The greater provision in 2018 was primarily due to higher year-over-year management incentives and other accrued expenses. Additionally, the 2017 provision was lower than normal due to a non-recurring payment of an environmental settlement last year. Changes in other assets and liabilities provided $18.9 million of additional cash in 2018 compared to 2017, largely attributable to the collection of various other receivables outstanding at the end of 2017.

Net capital expenditures and cash dividends were $168.3 million and $161.4 million, respectively, during 2018, compared with $183.6 million and $153.1 million, respectively, in 2017.

Free cash flow for 2018 was $260.2 million, compared with $11.5 million in the prior year, reflecting the increase in cash flow from operations discussed above as well as the decrease in net capital expenditures. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of December 31, 2018, total debt was approximately $1.39 billion, compared with $1.45 billion as of December 31, 2017. At the end of 2018, the Company had a total-debt-to-total-capital ratio of 43.9 percent, compared with 45.6 percent at December 31, 2017. Cash and cash equivalents were $120.4 million as of December 31, 2018, compared with $254.9 million at December 31, 2017. The main driver of the year-over-year cash decrease is due to cash used in 2018 to fund acquisitions.

First Quarter and Full-Year 2019 Outlook
Sonoco expects first-quarter 2019 base earnings to be in the range of $0.77 to $0.83 per diluted share, compared to $0.74 per diluted share in the first quarter of 2018. As previously reported, full-year 2019 base earnings per diluted share are expected to be in a range of $3.47 to $3.57. This estimate does not reflect the adoption of the new lease accounting standard that took effect January 1, 2019. Additionally, beginning January 1, 2019 the Company excludes non-operating components of net pension expense from base earnings. In 2019 these charges are expected to total approximately $16 million, before the effect of income taxes. In 2018, base earnings included non-operating components of net pension expense totaling $0.2 million, before the effect of income taxes. The midpoint of the Company's new guidance reflects a 26 percent effective tax rate.

Full-year 2019 operating cash flow and free cash flow is expected to be in a range of $600 million to $620 million and $225 million and $245 million, respectively.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, potential changes in the estimated impact of the Tax Act on the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Tiede said, "Entering 2019, we believe we are being realistic about global economic conditions, which appear to have slowed some at the end of 2018, and are projecting only modest volume improvement across our businesses. Our priorities for 2019 are focused on improving operating performance and margins in our Consumer Packaging segment, particularly in our rigid plastics and flexible packaging businesses. We have active optimization initiatives in place to improve shop floor performance, reduce costs and fully recover raw material and other inflation. Our Paper and Industrial Converted Products segment is coming off an excellent year and we are continuing to focus on operating and commercial excellence initiatives while integrating the recent Conitex acquisition. The turnaround in our Display and Packaging segment that took hold in the fourth quarter is expected to continue in 2019, and we must continue to aggressively pursue targeted growth opportunities and cost reduction actions in our Protective Solutions segment. Finally, we must continue to simplify our structure, processes and portfolio to continue to drive consistent earnings growth and improve returns to our shareholders."

"Sonoco celebrates its 120th anniversary this year and we remain confident that our products and our portfolio have us positioned well to compete in an environment that is driven by shifts in consumer demographics and behaviors related to increased focus on health and wellness, social consciousness and the impact of a digital economy."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 1396608. The archived call will be available through February 21, 2019. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019. For more information, visit www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; expected impact and costs of resolution of legal proceedings; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; expected impact of implementation of new accounting pronouncements; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•availability and pricing of raw materials, energy and transportation, including the potential impact of changes in tariffs, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to improve margins and leverage cash flows and financial position;
•fluctuations in interest rates and our borrowing costs;
•continued strength of our paperboard-based tubes and cores and composite can operations;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws including income, sales and use, property, value added, employment and other taxes;

•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, www.sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net sales	$1,355,616	$1,299,018	$5,390,938	$5,036,650
Cost of sales	1,101,308	1,054,601	4,349,932	4,077,998
Gross profit	254,308	244,417	1,041,006	958,652
Selling, general and administrative expenses	148,832	128,179	563,306	507,824
Restructuring/Asset impairment charges	11,380	25,900	40,071	38,419
Operating Profit	94,096	90,338	437,629	412,409
Non-operating pension costs	744	3,864	941	45,110
Net interest expense	15,173	14,248	58,157	52,745
Income before income taxes	78,179	72,226	378,531	314,554
Provision for income taxes	3,034	68,338	75,008	146,589
Income before equity in earnings of affiliates	75,145	3,888	303,523	167,965
Equity in earnings of affiliates, net of tax	2,204	2,162	11,216	9,482
Net income	77,349	6,050	314,739	177,447
Net loss/(income) attributable to noncontrolling interests	329	(375)	(1,179)	(2,102)
Net income attributable to Sonoco	$77,678	$5,675	$313,560	$175,345

Weighted average common shares outstanding – diluted	101,082	101,552	101,016	100,852

Diluted earnings per common share	$.77	$.06	$3.10	$1.74
Dividends per common share	$.41	$.39	$1.62	$1.54

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales
Consumer Packaging	$573,931	$554,234	$2,359,999	$2,123,465
Display and Packaging	141,227	142,429	592,309	508,236
Paper and Industrial Converted Products	512,415	471,105	1,910,953	1,866,180
Protective Solutions	128,043	131,250	527,677	538,769
Consolidated	$1,355,616	$1,299,018	$5,390,938	$5,036,650

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$43,733	$67,001	$224,505	$255,759
Display and Packaging	8,426	(4,062)	13,291	2,632
Paper and Industrial Converted Products	55,893	45,608	211,122	161,591
Protective Solutions	8,163	9,087	42,902	42,357
Restructuring/Asset impairment charges	(11,380)	(25,900)	(40,071)	(38,419)
Other, net	(10,739)	(1,396)	(14,120)	(11,511)
Consolidated	$94,096	$90,338	$437,629	$412,409

-more-

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Net income	$314,739	$177,447
Asset impairment charges	5,794	20,017
Depreciation, depletion and amortization	236,245	217,625
Pension and postretirement plan contributions, net of non-cash expense	9,512	(30,073)
Changes in working capital	27,663	(55,614)
Other operating activity	(4,055)	18,852
Net cash provided by operating activities	589,898	348,254

Purchase of property, plant and equipment, net	(168,286)	(183,642)
Cost of acquisitions, net of cash acquired	(277,177)	(383,725)
Net debt (borrowings)/repayments	(58,377)	355,191
Cash dividends	(161,434)	(153,137)
Other, including effects of exchange rates on cash	(59,147)	14,745

Net decrease in cash and cash equivalents	(134,523)	(2,314)
Cash and cash equivalents at beginning of period	$254,912	$257,226
Cash and cash equivalents at end of period	$120,389	$254,912

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$120,389	$254,912
Trade accounts receivable, net of allowances	737,420	725,251
Other receivables	111,915	64,561
Inventories	493,764	474,063
Prepaid expenses and deferred income taxes	55,784	44,849
	1,519,272	1,563,636
Property, plant and equipment, net	1,233,821	1,169,377
Goodwill	1,309,167	1,241,875
Other intangible assets, net	352,037	331,295
Other assets	169,168	251,538
	$4,583,465	$4,557,721
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$878,969	$831,664
Notes payable and current portion of long-term debt	195,445	159,327
Income taxes payable	8,516	8,979
	1,082,930	999,970
Long-term debt, net of current portion	1,189,717	1,288,002
Pension and other postretirement benefits	374,419	355,187
Deferred income taxes and other	164,121	184,502
Total equity	1,772,278	1,730,060
	$4,583,465	$4,557,721

-more-

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, gains and losses on dispositions of businesses, excess insurance recoveries, certain income tax related events and other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. First-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

-more-

		Non-GAAP Adjustments
Three Months Ended December 31, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	$94,096	$11,380	$10,409	$330	$116,215
Non-operating pension (income)/costs	744	—	—	—	744
Interest expense, net	15,173	—	—	—	15,173
Income before income taxes	78,179	11,380	10,409	330	100,298
Provision for income taxes	3,034	2,842	51	11,968	17,895
Income before equity in earnings of affiliates	75,145	8,538	10,358	(11,638)	82,403
Equity in earnings of affiliates, net of taxes	2,204	—	—	—	2,204
Net income	77,349	8,538	10,358	(11,638)	84,607
Net (income) attributable to noncontrolling interests	329	(143)	—	—	186
Net income attributable to Sonoco	$77,678	$8,395	$10,358	$(11,638)	$84,793

Per Diluted Share*	$.77	$.08	$.10	$(.11)	$.84
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended December 31, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	90,338	25,900	1,807	(411)	117,634
Non-operating pension costs	3,864	—	—	(1,211)	2,653
Interest expense, net	14,248	—	—	—	14,248
Income before income taxes	72,226	25,900	1,807	800	100,733
Provision for income taxes	68,338	8,983	946	(48,650)	29,617
Income before equity in earnings of affiliates	3,888	16,917	861	49,450	71,116
Equity in earnings of affiliates, net of taxes	2,162	—	—	581	2,743
Net income	6,050	16,917	861	50,031	73,859
Net (income) attributable to noncontrolling interests	(375)	(36)	—	—	(411)
Net income attributable to Sonoco	$5,675	$16,881	$861	$50,031	$73,448

Per Diluted Share*	$.06	$.17	.01	$.49	$.72
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Primarily the release of a valuation allowance and other non-base tax adjustments totaling a benefit of $11,892.

(4) Includes tax charges of approximately $76,933 related to a one-time tax on certain foreign subsidiaries offset by approximately $25,668 related to an increase in net deferred tax assets both of which are related to the implementation of the 2017 U. S. Tax Cuts and Jobs Act.

-more-

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	$437,629	$40,071	$14,446	$(326)	$491,820
Non-operating pension costs	941			(742)	199
Interest expense, net	58,157	—	—	—	58,157
Income before income taxes	378,531	40,071	14,446	416	433,464
Provision for income taxes	75,008	10,038	115	17,539	102,700
Income before equity in earnings of affiliates	303,523	30,033	14,331	(17,123)	330,764
Equity in earnings of affiliates, net of taxes	11,216	—	—	—	11,216
Net income	314,739	30,033	14,331	(17,123)	341,980
Net (income) attributable to noncontrolling interests	(1,179)	(191)	—	—	(1,370)
Net income attributable to Sonoco	$313,560	$29,842	$14,331	$(17,123)	$340,610

Per Diluted Share*	$3.10	$.30	$.14	$(.17)	$3.37
*Due to rounding individual items may not sum across
		Non-GAAP Adjustments
Twelve Months Ended December 31, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	$412,409	$38,419	$13,790	$(2,279)	$462,339
Non-operating pension (gains)/costs	45,110	—	—	(32,761)	12,349
Interest expense, net	52,745	—	—	—	52,745
Income before income taxes	314,554	38,419	13,790	30,482	397,245
Provision for income taxes	146,589	13,064	3,841	(40,123)	123,371
Income before equity in earnings of affiliates	167,965	25,355	9,949	70,605	273,874
Equity in earnings of affiliates, net of taxes	9,482	—	—	581	10,063
Net income	177,447	25,355	9,949	71,186	283,937
Net (income) attributable to noncontrolling interests	(2,102)	(71)	—	—	(2,173)
Net income attributable to Sonoco	$175,345	$25,284	$9,949	$71,186	$281,764

Per Diluted Share*	$1.74	$.25	$.10	$.71	$2.79
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Primarily the release of a valuation allowance and other non-base tax adjustments totaling a net benefit of approximately $17,434.

(4) Includes pension settlement charges of $32,761 and certain other costs, partially offset by insurance settlement gains. Also includes tax charges of approximately $76,933 related to a one-time tax on certain foreign subsidiaries offset by approximately $25,668 related to an increase in net deferred tax assets both of which are related to the implementation of the 2017 U. S. Tax Cuts and Jobs Act. Also included are tax charges totaling $2,229 primarily related to the settlement of a tax audit in Canada and the effect of state tax rate changes on deferred taxes as well as reserves for uncertain tax positions totaling a net gain of $55. These amounts were partially offset by a tax benefit on the final settlement of prior-year business disposition of $1,682.

-more-

	Twelve Months Ended
	Estimated Low End	Estimated High End	Actual	Actual
FREE CASH FLOW*	December 31, 2019	December 31, 2019	December 31, 2018	December 31, 2017

Net cash provided by operating activities	$600,000	$620,000	$589,898	$348,254
Purchase of property, plant and equipment, net	(205,000)	(205,000)	(168,286)	(183,642)
Cash dividends	(170,000)	(170,000)	(161,434)	(153,137)
Free Cash Flow	$225,000	$245,000	$260,178	$11,475
* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

###